Exhibit 99.1

For Immediate Release

Contact:

Atul Phull
Investor Relations
Kanbay International
847-384-6145
ir@kanbay.com

Asha May
Media and Analyst Relations
Kanbay International
978-443-4925
media@kanbay.com

MARK GORDON RESIGNS FROM KANBAY BOARD OF DIRECTORS

ROSEMONT, Ill., June 14, 2005 -- Kanbay International, Inc. (NASDAQ: KBAY), a global IT services firm focused on the financial services industry, announced that Mark Gordon stepped down from the company’s board of directors, effective as of June 13, 2005, in order to ensure that a majority of the board was independent by the Company’s annual meeting of stockholders, which will be held this morning.  Mr. Gordon’s departure reduces the current total number of directors from eight to seven, four of whom are independent.  Mr. Gordon was a member of the Executive Committee and the Chairman of the Nominating and Corporate Governance Committee.

“Mark Gordon is among our longest tenured directors and we are extremely grateful to him for his service to Kanbay. We are particularly thankful for his leadership and guidance during our rapid growth over the past several years,” said Raymond Spencer, Chairman and Chief Executive Officer of Kanbay. With Mark’s departure, the majority of our board of directors is now composed of independent directors.”

Commenting on his move, Mr. Gordon said, “I am extremely proud to be affiliated with Kanbay and have enjoyed my time on the board of directors.  I am very happy to have been part of the success the company has experienced over the years and wish every member of the Kanbay family continued future successes.”

Mr. Gordon had been a director of the Kanbay board since August 1998. He is an attorney with the law firm of Gordon & Glickson LLC in Chicago and currently serves as its Chairman.

About Kanbay International, Inc.

Founded in 1989, Kanbay International, Inc. (NASDAQ: KBAY) is a global IT services firm focused on the financial services industry. With over 4,000 associates, Kanbay provides its services primarily to banking institutions, insurance companies, credit service companies and capital markets firms. The company uses a global delivery model to provide application development, maintenance and support, software package selection and integration, business process and technology advice, and specialized services. Kanbay is a CMM Level 5 assessed company headquartered in greater Chicago with offices in the U.S., Canada, U.K., Australia, Hong Kong, Japan, Singapore and India.

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